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                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

     We hereby consent to the use of our opinion letter dated August 25, 2000 to the Board of Directors of First Indiana Corporation, included as Annex C to the Proxy Statement/Prospectus of August 18, 2000 which forms part of the Registration Statement dated as of the date hereof on Form S-4 relating to the proposed merger of The Somerset Group, Inc. with and into First Indiana Corporation, as described in the Agreement and Plan of Reorganization and to the references to such opinion therein.

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

August 17, 2000                         KEEFE, BRUYETTE & WOODS, INC.

                                        /s/ Keefe, Bruyette & Woods, Inc.